Exhibit 99.2

Press Release

CONTACT:                             Tricia Haugeto

(303) 386-1193

thaugeto@arraybiopharma.com

ARRAY BIOPHARMA NAMES LIAM RATCLIFFE, M.D., PH.D.,
TO BOARD OF DIRECTORS

BOULDER, Colo., (April 30, 2012) — Array BioPharma Inc. (NASDAQ: ARRY) announced that it has elected Liam Ratcliffe, M.D., Ph.D., to its Board of Directors as an independent director. Dr. Ratcliffe has extensive background in drug development and translational medicine, including a 12-year tenure at Pfizer.

“We are excited to announce Liam’s addition to the Array Board of Directors,” said Kyle Lefkoff, Chairman of Array BioPharma.  “Liam brings to Array his world-class experience in the clinical development of our pain and inflammation portfolio.”

Dr. Ratcliffe commented, “This is an important time for Array and I’m delighted to be part of the team.  I look forward to working with Array’s new CEO, Ron Squarer, who brings his unique outlook and perspective.”

Dr. Ratcliffe continued, “I’m honored to join the Array Board as an independent director, and I look forward to fulfilling a role in which I can reflect the broad interests of Array’s diverse shareholder base.”

Dr. Ratcliffe is a General Partner at New Leaf Venture Partners and joined New Leaf in September 2008. Prior to joining New Leaf, Dr. Ratcliffe served as Senior Vice President and Development Head for Pfizer Neuroscience, as well as Worldwide Head of Clinical Research and Development.  Additional positions at Pfizer included Vice President of Exploratory Development for the Mid West region, and Head of Experimental Medicine at Pfizer’s Sandwich, UK Laboratories.

Dr. Ratcliffe received his M.D. and Ph.D. degrees in immunology from the University of Cape Town and his MBA degree from the University of Michigan.  He completed his internal medicine training and fellowship in Immunology at Groote Schuur Hospital and additional teaching hospitals in Cape Town, South Africa.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small-molecule drugs to treat patients afflicted with cancer and inflammatory diseases.  Array has four core proprietary clinical programs:  ARRY-614 for myelodysplastic syndromes, ARRY-520 for multiple myeloma, ARRY-797 for pain and ARRY-502 for asthma.  In addition, Array has 10 partner-funded clinical programs including two MEK inhibitors in Phase 2:  selumetinib with AstraZeneca and MEK162 with Novartis.  For more information on Array, please go to www.arraybiopharma.com.

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